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                                                                   EXHIBIT 10.25

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                               GAS SALES AGREEMENT

                                BETWEEN AND AMONG

                         ANADARKO PETROLEUM CORPORATION,

                              PHILLIPS ALASKA, INC.

                                       AND

                             ALASKA PIPELINE COMPANY

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                                TABLE OF CONTENTS

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Article I - Definitions...............................................................     2

Article II - [RESERVED FOR FUTURE USE]................................................     7

Article III - Sale and Purchase of Gas................................................     7

       3.1 Quantity...................................................................     7

       3.2 New Commitments............................................................     9

       3.3 Changes in Annual Purchase Obligation and Deliverability...................     9

       3.4 Gas Balancing..............................................................    13

       3.5 Unanticipated Shortages....................................................    14

       3.6 Gas Production Not Economic................................................    15

       3.7 Quantity Calculation Example...............................................    16

       3.8 Title and Risk of Loss.....................................................    16

       3.9 Operational Communications.................................................    16

Article IV - Price and Transportation Fee.............................................    17

       4.1 Gas Price..................................................................    17

       4.2 References.................................................................    17

       4.3 Calculation................................................................    18

       4.4 No Determination...........................................................    18

       4.5 Transportation Fee.........................................................    18

       4.6 Price Example..............................................................    18
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Article V - Term......................................................................    19

Article VI - Taxes....................................................................    19

       6.1 General Allocation.........................................................    19

       6.2 Specific Allocation........................................................    19

       6.3 New Taxes..................................................................    20

       6.4 Production Tax Adjustment..................................................    20

Article VII - Royalties...............................................................    20

Article VIII - Reservations by Sellers................................................    21

       8.1 Sellers' Reservations......................................................    21

Article IX -Quality...................................................................    22

       9.1 Heating Value of Gas.......................................................    22

       9.2 Deleterious Matter Specification...........................................    23

       9.3 Filtration of Gas..........................................................    23

       9.4 Buyer's Right to Refuse Gas................................................    23

Article X - Pressure, Measurement, Metering, Testing..................................    24

       10.1 Pressure..................................................................    24

       10.2 Measurement...............................................................    24

       10.3 Inaccurate Meters.........................................................    25

       10.4 Testing...................................................................    25

       10.5 Correction................................................................    25

       10.6 Records...................................................................    26
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       10.7 Standards.................................................................    26

       10.8 Check Meters..............................................................    27

Article XI - Billing, Payment and Records.............................................    27

       11.1 Billing...................................................................    27

       11.2  Records...................................................................   28

       11 .3 Interest.................................................................    28

Article XII - RCA Approval ...........................................................    29

       12.1 Timeline..................................................................    29

       12.2 Approval..................................................................    29

       12.3 Termination...............................................................    29

Article XIII - Boiler Plate...........................................................    29

       13.1 Force Majeure.............................................................    29

       13.2 Binding on Successors.....................................................    32

       13.3 Restrictions on Transfers by Sellers......................................    32

       13.4 Easement and Rights-of-Way................................................    33

       13.5 Governing Law.............................................................    33

       13.6 Agreement Not to be Construed Against Any Party as Drafter................    33

       13.7 Notices...................................................................    33

       13.8 Entire Agreement..........................................................    36

       13.9 Headings..................................................................    37

       13.10 No Incidental or Consequential Damages...................................    37
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       13.11 Termination Events.......................................................    37

       13.12 Several, Not Joint, Liability............................................    38

       13.13 Limitation on Right to Terminate.........................................    38

       13.14 Waiver...................................................................    39

       13.15 Multiple Originals.......................................................    39

       13.16 Fees and Costs...........................................................    39

       13.17 Authority to Sign........................................................    40

Exhibit A Existing Commitments........................................................    41

Exhibit B Quantity Calculation Examples...............................................    43

Exhibit C Price Calculation Example...................................................    49

Exhibit D Receipt Point(s)............................................................    51

Exhibit E The Field...................................................................    52
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                               GAS SALES AGREEMENT

      This Gas Sales Agreement ("Agreement") is between and among Anadarko Petroleum Corporation ("Anadarko"), a Delaware corporation, and Phillips Alaska, Inc. ("Phillips"), a Delaware corporation and wholly-owned subsidiary of Phillips Petroleum Company (collectively "Sellers"), and Alaska Pipeline Company ("Buyer"), an Alaska corporation and wholly-owned subsidiary of SEMCO Energy, Inc.

                                    RECITALS

      1. Buyer is a public utility which holds Certificate No. 141 from the Regulatory Commission of Alaska ("RCA");

      2. Buyer, and its public utility affiliate ENSTAR Natural Gas Company, provide natural gas service to the Municipality of Anchorage, and portions of the Matanuska-Susitna and Kenai Peninsula Boroughs;

      3. Buyer plans to purchase additional Gas beginning January of 2002 to meet the needs of ENSTAR's customers;

      4. Sellers intend to begin development of Gas at the Moquawkie field in 2000, and to continue development in the Field in 2001;

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      5.    Sellers wish to sell Gas to Buyer if Sellers develop Gas in quantities which can be produced economically from the Field;

      6. An agreement for the sale of Gas from the Field is necessary before Sellers incur additional exploration and development costs;

      7. The RCA must have adequate time to review and approve this Agreement; and

      8. Buyer wishes to have Sellers' Gas committed to Buyer as quickly as possible.

      In consideration of all the conditions in this Agreement, Buyer and Sellers agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      "Actual Deliverability" means the maximum amount of Gas which can be produced from the Field each Day, net of Gas reserved and used under Article VIII.

      "Additional Gas" is defined in paragraph 3.3.5.

      "Agreement" means this document and the attached exhibits as originally executed, amended, supplemented, or assigned.

      "Annual Purchase Obligation" means the amount of Gas Buyer is obligated to purchase and the sum of the amount each Seller is obligated to sell and deliver to Buyer in any Year. The amount of the Annual Purchase Obligation is calculated using Deliverability and a Swing Rate of 2.5. If the Annual Purchase Obligation in any Year exceeds Unmet

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Requirements, the Annual Purchase Obligation for that Year shall be reduced to
Unmet Requirements.

      "Balancing Gas" is defined in Section 3.4. Balancing Gas does not include Gas which Buyer is not obligated to purchase from each Seller but which Buyer chooses to purchase from each Seller.

      "BTU" means a British thermal unit. A British thermal unit is the amount of energy required to raise the temperature of one pound of pure water from fifty-nine degrees Fahrenheit (59(degree) F.) to sixty degrees Fahrenheit (60(degree) F.) at a constant pressure of 14.73 pounds per square inch absolute.

      "Day" means a period beginning a eight o'clock a.m. (8:00 a.m.), Alaska Standard Time, on a calendar day and ending at eight o'clock a.m. (8:00 a.m.), Alaska Standard Time, on the next calendar day.

      "Deliverability" means the maximum amount of Gas which Sellers are obligated to deliver each Day. Sellers are not obligated to be able to deliver Gas at a rate which, if sustained for a Day, would result in deliveries greater than the Deliverability for that Day determined under Article III. Deliverability is expressed as MMcf per Day.

      "Economic" is defined in Section 3.6.

      "Engineer" means an independent, registered professional petroleum engineer from the firm of DeGolyer and McNaughton, the firm of Ryder Scott Company, both of Houston.

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Texas, or from another firm agreed to by Buyer and Sellers. The Engineer's fees and expenses shall be paid by Sellers.

      "ENSTAR" means the natural gas distribution utility named ENSTAR Natural Gas Company, a division of SEMCO Energy, Inc. ENSTAR holds RCA Certificate No.
4. ENSTAR and Buyer are regulated as a single entity by the RCA.

      "Existing Commitments" means the Gas Buyer is contractually obligated to purchase each Year from third parties under the contracts listed in Exhibit A.

      "Field" means the geographic area described by the leases currently held by Sellers or later acquired by Sellers within the boundaries shown on Exhibit
E. The Field includes the Moquawkie field.

      "Force Majeure" and "Force Majeure Event" are defined in Article XIII.

      "Gas" means natural gas, including both gas well gas and oil well gas of the quality described in Article IX.

      "Gross Heating Value" means the total calorific value, expressed in BTUs, obtained by the complete combustion, at constant pressure, of one Standard Cubic Foot of Gas, with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state.

      "Incremental Production Schedule" is defined in paragraph 3.3.5.

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      "LNG" means liquified Gas.

      "Mcf; MMcf; Bcf": "Mcf" means one thousand (1,000) Standard Cubic Feet;

"MMcf" means one million (1,000,000) Standard Cubic Feet; and "Bcf" means one billion (1,000,000,000) Standard Cubic Feet.

      "Month" means a period beginning at eight o'clock a.m. (8:00 a.m.), Alaska Standard Time, on the first day of a calendar month and ending at eight o'clock a.m. (8:00 a.m.), Alaska Standard Time, on the first day of the next calendar month.

      "New Commitment" is defined in Section 3.2.

      "Not Economic" is defined in Section 3.6.

      "Parties" means, collectively, Buyer and Sellers.

      "Party" means Buyer, Anadarko, or Phillips, individually.

      "Pipeline System" means Buyer and ENSTAR's entire, interconnected system of transmission and distribution pipelines. A customer who is not connected to the interconnected system is not served by the Pipeline System. For example, a customer served by a satellite LNG system is not connected to the Pipeline System because that customer is not connected to the interconnected system.

      "Price" is defined in Section 4.1.

      "Production Schedule" is defined in Section 3.3.

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      "Production Taxes" means the tax defined and set by AS 43.55.016, as amended from time to time.

      "RCA" means the Regulatory Commission of Alaska.

      "Receipt Points" means the metering points where Buyer receives Sellers' Gas into its Pipeline System and title passes. The Receipt Points are described in Exhibit D. Exhibit D may be amended for additions or deletions of Receipt Points.

      "Requirements" means all of the Gas that Buyer purchases, consumes, or uses to supply ENSTAR customers who are served by connections to the Pipeline System. "Requirements'" does not include (i) Gas purchased, consumed, or used by Buyer's customers who are not connected to the Pipeline System, or (ii) Gas transported by Buyer for third parries under transportation agreements or tariffs, or exchanged under exchange agreements. "Requirements" also does not include Storage Gas purchased by Buyer to meet deliverability needs in excess of Deliverability supplied by Sellers.

      "Standard Cubic Foot" means the amount of Gas which would occupy a volume of one cubic foot at a temperature of sixty degrees Fahrenheit (60(degree) F.) and at a pressure of fourteen and sixty-five hundredths (14.65) pounds per square inch absolute.

      "Storage Gas" means Gas acquired to put into storage (including Gas purchased or stored as LNG) or Gas taken from storage.

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      "Swing Rate" means the ratio of the Deliverability (MMcf per Day) to the annual purchases expressed as a daily average (MMcf/Day). For example, if annual purchases were 2.92 Bcf and Deliverability were 20 MMcf per Day, the Swing Rate would be [20/(2920/365)] = 2.5. Unless the Parties later agree otherwise, all Gas sold under this Agreement must have a Swing Rate of at least 2.5.

      "Termination Event" is defined in Section 13.11.

      "Unmet Requirements" means the difference between Requirements for any Year and Existing Commitments for that Year.

      "Year" means a period of twelve (12) consecutive Months beginning on January 1 and ending on the next January 1.

                                   ARTICLE II

      2.1 [RESERVED FOR FUTURE USE.]

                                   ARTICLE III
                            SALE AND PURCHASE OF GAS

      3.1 QUANTITY: Buyer is not required to purchase in any Year more Gas than its Unmet Requirements. Subject to that limitation, Buyer will purchase and Sellers will sell Gas in the quantities determined by this Article. As of the effective date of this Agreement, Anadarko and Phillips each hold fifty percent(50%) of the ownership interest in each of the leases they now hold in the Field. The Parties recognize that during the term of this Agreement the

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ownership interests may change. The Parties also recognize that if the ownership interests change, the Production Schedule volumes attributable to Anadarko and Phillips may not be equal.

            3.1.1 Gas sales will begin January 1, 2002. The Annual Purchase Obligation for 2002 and 2003 will be Unmet Requirements. If the Field does not contain enough Gas to satisfy Unmet Requirements for 2002 and 2003, Phillips will supply the shortfall (i.e., the difference between Unmet Requirements and what the Field can supply) from sources outside the Field up to a maximum Deliverability of 20 MMcf per Day and volume of 2.92 Bcf for each Year (at a Swing Rate of 2.5). Anadarko shall have the option, but not the obligation, to supply its proportionate share of the shortfall. This obligation to supply any shortfall cannot be changed under Section 3.3. Beginning with the Year 2004, the Annual Purchase Obligation, unless changed under Section 3.3, will be the lesser of 2.92 Bcf or Unmet Requirements.

            3.1.2 Until this Agreement is terminated under Article V, Sellers dedicate all Gas in the Field to Buyer. Except for sales of small volumes of Gas for purposes of Field testing, which sales must terminate by January 1, 2002, or sales made under paragraph 3.3.5, Sellers will not sell Gas from the Field to third parties. Sellers do not warrant that the Field contains Gas adequate to satisfy the Annual Purchase Obligations set under Article III. Sellers shall not be liable to Buyer, and Buyer shall not be entitled to the remedy of cover,

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if the Field does not contain Gas adequate to satisfy the Annual Purchase
Obligations. If Sellers are unable to satisfy the Annual Purchase Obligations because the Field does not contain adequate Gas, Buyer may, at its option, terminate this Agreement or take all volumes of Gas that are available from the Field.

            3.1.3 Unless Deliverability is changed under Section 3.3, Sellers must in combination have Deliverability of at least 20 MMcf per day during the term of this Agreement, If Actual Deliverability is greater than 20 MMcf per day (or greater than any other Deliverability set under Section 3.3), Buyer may, but is not obligated to, purchase up to Actual Deliverability. Purchases of additional Deliverability do not change the Annual Purchase Obligation. Over the life of the Field, it is possible the Actual Deliverability will be less than Deliverability. If that occurs, the Annual Purchase Obligation will be reduced based on Actual Deliverability and a Swing Rate of 2.5.

      3.2 NEW COMMITMENTS: Buyer and Sellers (i) do not expect that Sellers will be able to provide all of Buyer's Unmet Requirements every Year, and (ii) anticipate that Buyer will purchase Gas from outside the Field to satisfy its Unmet Requirements (a "New Commitment"). A New Commitment must recognize and may not reduce the Annual Purchase Obligation in effect when the New Commitment is made.

      3.3 CHANGES IN ANNUAL PURCHASE OBLIGATION AND DELIVERABILITY: The Annual Purchase Obligation and Deliverability may be changed for the Years 2003 and later by

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using Production Schedules as provided in paragraphs 3.3.1 through 3.3.5. The term "Production Schedule" means a schedule prepared by Sellers which the Engineer agrees is reasonable which shows:

            a. the Deliverability Sellers will have available from the Field for each Year;

            b. the portion of that Deliverability which will be supplied by Anadarko and Phillips; and

            c. the Annual Purchase Obligation for each Year based on a Swing Rate of 2.5. For example, if the Production Schedule for Year X shows that Anadarko will provide Deliverability of 15 MMcf per Day, and that Phillips will provide Deliverability of 15 MMcf per Day, the Deliverability for Year X will be 30 MMcf per Day and the Annual Purchase Obligation will be (30/2.5) x 365 = 4380 MMcf = 4.38 Bcf for Year X.

            3.3.1 No later than February 1, 2001, Sellers shall give Buyer a Production Schedule. That Production Schedule sets the Deliverability and Annual Purchase Obligation for the remaining term of the Agreement (beginning in 2003) unless changed as provided below.

            3.3.2 No later than February 1, 2002, Sellers shall give Buyer a revised Production Schedule. The revised Production Schedule may increase or decrease the Deliverability shown each Year in the earlier Production Schedule. The revised Production

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Schedule sets the Deliverability and Annual Purchase Obligation for the
remaining term of the Agreement (beginning in 2003) unless changed as provided below.

            3.3.3 During (but not before) the fifteen (15) Day periods ending September 30 of 2005, and September 30, 2010, Sellers may give Buyer a revised Production Schedule for the remaining Years of the Agreement, subject to the following limitations:

                  3.3.3(a) the Deliverability for any remaining Year may be decreased, but may not be increased unless Buyer agrees to the increase; and

                  3.3.3(b) the Deliverability for any remaining Year cannot be decreased without 27 Months notice. For example, a revised Production Schedule given during the fifteen (15) Day period ending September 30, 2005 cannot decrease Deliverability for any Year before 2008.

            3.3.4 Either Seller may meet its obligations under this Agreement with Gas from outside the Field. If Anadarko or Phillips at any time has a reasonable basis for believing that it will not then or in the future be able to meet its obligations, it must immediately notify Buyer. No later than September 30th of each Year, and at anytime on request with thirty (30) Days notice:

            a. Anadarko and Phillips will give Buyer a forecast of Deliverability for the remaining Years of the Agreement; and

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            b. Buyer will give Sellers a forecast of Requirements, Existing
Commitments, and New Commitments for the remaining Years of the Agreement and an estimate of how much additional Gas ENSTAR expects to purchase each Year.

      Whenever Anadarko or Phillips conducts a well test, the results will be given promptly to Buyer. Buyer will keep the well test data confidential. The purpose of the forecasts and the well test data is to assist Buyer and Sellers in planning. The forecasts and well test data are for information only, and do not change the obligations of the Parties.

            3.3.5 At various times after February 1, 2002, Sellers may determine that the Field contains more Gas than is necessary to meet their obligations under the Production Schedule then in effect plus obligations to third parties. That Gas is defined as "Additional Gas." Whenever Sellers have Additional Gas, they shall promptly offer it to Buyer for purchase under the terms of this Agreement. The offer shall be made by giving Buyer an "Incremental Production Schedule." An Incremental Production Schedule is identical in concept and form to the Production Schedule (defined in this Section) but shows the Deliverability and Annual Purchase Obligation (based on a Swing Rate of 2.5) available from the Additional Gas. The Buyer must respond to Sellers' offer within thirty (30) calendar Days of receipt by indicating how much of the Additional Gas (i.e., the Deliverability and corresponding Annual Purchase Obligation) Buyer will purchase each Year. The amounts Buyer agrees to purchase will be added to the Production Schedule then in effect. Any

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Additional Gas which Buyer does not choose to buy may be sold to third parties, subject to the following conditions:

                  3.3.5(a) The Engineer must first give an opinion that it is unlikely that the third-party sales will adversely affect Sellers' ability to meet their obligations under this Agreement; and

                  3.3.5(b) The total term of each third-party sale (whether a single agreement or multiple agreements) cannot exceed three Years.

      3.4 GAS BALANCING: The quantity of Gas that Buyer actually purchases each Year may not equal the quantity that Buyer is obligated to purchase ("Annual Purchase Obligation") under Section 3.1 because of forecasting limitations, changes in weather, and other operating factors, Buyer will not know the total Gas purchased from other suppliers until shortly after year-end. Any difference between the amount purchased from Sellers and the Annual Purchase Obligation for any Year ("Balancing Gas")shall be balanced in January and February of the next Year using the following procedures:

            3.4.1 If in any Year Buyer purchases less than the Annual Purchase Obligation for the reasons listed in Section 3.4 (deducting from actual purchases any Balancing Gas taken during that Year to satisfy the Annual Purchase Obligation of prior Years), the Balancing Gas shall be purchased in January and February of the following Year in addition to the Annual Purchase Obligation for the following Year. All Gas purchased in

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January and February shall be deemed to be Balancing Gas until Buyer has purchased all the Balancing Gas it is obligated to purchase.

            3.4.2 If all of the Balancing Gas is not taken during January and February, Buyer shall pay in March (when the bill for February deliveries is paid) for the Balancing Gas not taken. Buyer may take the Balancing Gas, paid for but not taken at any time during the three Years following the Year in which payment was made, or before any earlier termination of this Agreement, but the Balancing Gas shall not reduce the Annual Purchase Obligation for each Year.

            3.4.3 If in any Year Buyer purchases more than the Annual Purchase Obligation for the reasons listed in Section 3.4 (deducting from actual purchases any Balancing Gas taken during that Year to satisfy prior Years), the Balancing Gas shall be deducted from the Annual Purchase Obligation for the following Year if, in Buyer's opinion, the deduction in the following Year is necessary to comply with the terms of gas purchase agreements with third parties.

            3.4.4 The price for Balancing Gas shall be the Price in effect for the Year in which the Balancing Gas should have been purchased as part of the Annual Purchase Obligation.

      3.5 UNANTICIPATED SHORTAGES: Buyer and ENSTAR are public utilities and must attempt to meet the needs of customers. If Anadarko or Phillips for any reason, including

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a Force Majeure Event or a declaration under Section 3.6 that production is not
Economic, does not deliver all of the Gas each would otherwise be obligated to deliver on any Day or if Buyer or ENSTAR for any reason, including a Force Majeure Event, cannot take from Anadarko or Phillips all of the Gas Buyer is obligated to take on any Day, Buyer may acquire whatever Gas is necessary to cover the shortage, In either event, Buyer will purchase or take only the amount of Gas necessary to cover the shortage, but any purchases by Buyer to satisfy the shortage shall not be deemed a waiver of any remedies or rights available to Buyer, Anadarko, or Phillips. The Annual Purchase Obligation for any Year shall be reduced by the amount of Gas purchased under this Section during that Year.

      3.6 GAS PRODUCTION NOT ECONOMIC: "Not Economic" means that the cash out-of-pocket costs (i.e., the costs which would not be incurred if the Gas were not produced) of producing Gas at a Swing Rate of 2.5 exceed the proceeds (i.e., Price times volume), net of all royalties, from the Gas. If the Sellers forecast and the Engineer agrees that Gas production will be Not Economic, Sellers' obligation to produce, deliver, and sell Gas will be suspended so long as production is expected to be Not Economic, but this Agreement will otherwise remain in effect until terminated under Article V. When determining whether production is Not Economic or Economic, sunk costs will not be considered, and any potential capital costs and other costs which would be incurred to benefit production into the future will be amortized on a straight line over the expected life

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of the remaining production. Sellers cannot invoke this provision on less than one hundred eighty (180) Days notice to Buyer. During any period that Gas production is Not Economic, Anadarko or Phillips may make sales to third parties at a Swing Rate of 1.2 or less. If Sellers later forecast and the Engineer agrees that Gas production will become Economic (i.e., the proceeds net of all royalties will exceed the cash out-of-pocket costs of production), Gas production sales and purchases will resume except to the extent purchases are limited by Gas purchased under Section 3.5 (Unanticipated Shortages).

      3.7 QUANTITY CALCULATION EXAMPLE: Exhibit B is a comprehensive example of
Article III.

      3.8 TITLE AND RISK OF LOSS: Title to, risk of loss, and liability for all Gas sold and delivered by Anadarko or Phillips and purchased and received by Buyer shall pass to Buyer at the Receipt Point.

      3.9 OPERATIONAL COMMUNICATIONS: Buyer will notify Sellers (or anyone designated by Sellers) by telephone periodically as to the volumes required by Buyer. Sellers recognize that Buyer may change its volumes more than once each Day and that a volume may not be changed for a number of Days. The purpose of this Section is to provide communication between Buyer and Sellers about Field operations and Buyer's needs. Communications under this Section do not change the obligations of the Parties.

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                                   ARTICLE IV
                          PRICE AND TRANSPORTATION FEE

      4.1 GAS PRICE: Buyer shall pay Anadarko and Phillips a Gas price (the "Price") for each Mcf of Gas purchased from them. The Price will be adjusted annually and the adjusted Price will be in effect for the following Year.

            4.1.1 Price for 2002: The Price for 2002 shall be $2.75 per Mcf.

            4.1.2 Price for 2003 and Later: The Price for each Year after 2002 shall be determined by the following formula:

                            P = IP x [(1 + Adjuster) / 2]

            P = Price for any given Year beginning 1/1/03(in $ per Mcf)

            IP = $2.75 per Mcf

            Adjuster =  GDPIPD for the Quarter ended June 30 of
                        the Year before the Year for which the
                        Price is calculated GDPIPD for the
                        Quarter ended June 30,2001

      "GDPIPD" means the Gross Domestic Product Implicit Price Deflator prepared by the Bureau of Economic Analysis, Economics and Statistics Administration, United States Department of Commerce.

      4.2 REFERENCES: If the source of data or information used to calculate the Price is not available or any Party believes that (i) the sources have been computed or published in error, or (ii) the sources have so changed in the basis of calculation or reporting as to materially alter the validity of the Price adjustments as originally contemplated, then the Parties shall

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negotiate whether there is a reference failure and an appropriate amendment to or replacement of the Price formula.

      4.3 CALCULATION: Buyer shall calculate the adjusted Price in October of each Year and provide the calculation and supporting data to Sellers. Within thirty (30) Days of receipt of the calculation, Anadarko or Phillips shall notify Buyer of the reasons for any objections to the calculation.

      4.4 NO DETERMINATION: If an adjusted Price cannot be determined by January 1 of any Year, the current Price will be used until the adjusted Price is determined. The current Price will then be changed retroactively to January 1st and Buyer will promptly pay or receive a credit (with interest at the rate set in Section 11.3) for the difference.

      4.5 TRANSPORTATION FEE: It is Sellers' responsibility to build all pipelines and other facilities necessary to deliver the Gas to the Receipt Points. Buyer shall pay Anadarko and Phillips (in addition to the Price) a fee of $0.15 per Mcf for delivering their Gas to the Receipt Points. The fee will remain the same during the term of this Agreement.

      4.6 PRICE EXAMPLE: Exhibit C is a comprehensive example of the calculation of Price.

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                                    ARTICLE V
                                      TERM

      The effective date of this Agreement is the date on which it has been executed by all Parties. Unless the Parties agree to extend this Agreement, this Agreement shall terminate on the earlier of (a) December 31, 2016, (b) termination under another provision of this Agreement, or (c) on January 1 of the first Year in which a Production Schedule shows Deliverability of zero which is not subject to a later increase at Sellers' option. For example, the September 30, 2005 Production Schedule could show Deliverability of zero beginning in 2012. The Agreement would terminate on January 1, 2012 because Sellers have no right later to increase the Deliverability for 2012.

                                   ARTICLE VI
                                      TAXES

      6.1 GENERAL ALLOCATION: With the exception of Production Taxes, Sellers shall pay all taxes, fees, penalties, and assessments attributable to the Gas or any other activity or facility prior to the Receipt Point. Buyer shall pay all taxes, fees, penalties, and assessments attributable to the Gas or any other activity or facility at or after the Receipt Point.

      6.2 SPECIFIC ALLOCATION: Buyer shall reimburse Sellers for all Production Taxes. Sellers shall pay all other taxes required to be paid to governmental authorities for the Gas produced and for which the taxable incident arises prior to the Receipt Point. Buyer shall

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pay all taxes based on the Gas which arise at or after passage of title and possession of the Gas at or after the Receipt Point.

      6.3 NEW TAXES: The payment of any new taxes or increases in existing taxes enacted or otherwise made effective after the date of this Agreement by any governmental authority shall be allocated as provided in Sections 6.1 and 6.2.

      6.4 PRODUCTION TAX ADJUSTMENT: As provided in Section 11.1, Sellers shall bill Buyer each Month for Production Taxes due the State of Alaska on the Gas purchased during the prior Month. The bill shall include the data and calculations made to determine the Production Taxes. Any claim by Sellers for additional Production Taxes must be made within 180 Days of the initial billing. Buyer shall not be responsible for interest on any additional Production Taxes. If Sellers determine at any time that they have overbilled Buyer for Production Taxes, they shall credit Buyer with the overcharge, plus interest at the rate set in Section 11.3, on the next Month's invoice.

                                   ARTICLE VII
                                    ROYALTIES

      Sellers shall be responsible for the payment of all royalties, and any fees, penalties and assessments attributable to the royalties, on Gas delivered under this Agreement.

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

                                  ARTICLE VIII
                             RESERVATIONS BY SELLERS

      8.1 SELLERS' RESERVATIONS. Anadarko and Phillips each reserve the following rights:

            8.1.1 The right to operate the Field free from any control by Buyer, including, without limitation, the right, but not the obligation, to drill new wells, to repair and rework old wells, to renew or extend, in whole or in part, any oil and gas lease, and to abandon any well or surrender any oil and gas lease.

            8.1.2 The right, free from any control by Buyer, to continue participation in or to form or to participate in the formation of any unit which may include all or any part of the Field, and to increase or decrease the portion of the Field contained in any unit and to pool and combine any unit or any part of any unit with properties owned by others.

            8.1.3 The right to use Gas produced from the Field for the development and operation of the Field, including, without limitation, any uses incidental to Field development, the production, transportation, testing, flaring, processing or delivery of Gas.

            8.1.4 The right to deliver Gas produced from the Field for any royalties required to be paid in-kind. Sellers' obligations to deliver and sell Gas to Buyer shall be reduced by the amount of royalty Gas taken in-kind under the terms of the leases.

            8.1.5 The right at any time prior to the delivery of Gas to Buyer to process Gas from the Field for the removal of any constituents, including, but not limited to, the right to use Gas as fuel in processing for the recovery of
(i) liquefiable hydrocarbons other than

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

methane; (ii) sulfur; and (iii) helium and other gaseous components. Buyer shall not acquire any right, title or interest in any products resulting from the processing.

            8.1.6 The right to commingle Gas produced from the Field with Gas produced from other areas.

            8.1.7 The right to substitute Gas produced from other areas for Gas produced from the Field, provided that the substitute Gas is delivered to a Receipt Point (or to another Receipt Point acceptable to Buyer) at the Sellers' expense.

                                   ARTICLE IX
                                     QUALITY

      9.1 HEATING VALUE OF GAS:

            9.1.1 Gas shall have a Gross Heating Value of not less than nine hundred fifty (950) BTUs per Standard Cubic Foot nor more than one thousand fifty (1,050) BTUs per Standard Cubic Foot.

            9.1.2 The Gross Heating Value of Gas shall be determined from a representative composite Gas sample taken at the point of measurement by periodic tests to be conducted monthly by Buyer or at such other intervals as the Parties may mutually agree. The determination shall be made by means of a calorimeter, or chromatograph, by calculation from the component analysis using NGPA Publication 2145, as it may be revised, entitled "Physical Constants of Paraffin Hydrocarbons or Other Compounds of Natural Gas."

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

      9.2 DELETERIOUS MATTER SPECIFICATION: Gas shall be commercially free of dust, gum, gum-forming constituents, or other liquid or solid matter which may separate from the Gas in transportation, shall not exceed one hundred twenty degrees Fahrenheit (120 degree F.), and shall not contain:

            a. More than four (4) pounds of water per million Standard Cubic Feet of Gas;

            b. More than one (1) grain of hydrogen sulfide per one hundred (100) Standard Cubic Feet of Gas;

            c. More than twenty (20) grains of sulphur per one hundred (100) Standard Cubic Feet of Gas;

            d. In excess of (i) three percent (3%) by volume of carbon dioxide; or (ii) one percent (1%) by volume of oxygen.

      9.3 FILTRATION OF GAS: Before commencing deliveries under this Agreement, Sellers shall install, operate and maintain a .3 micron screen coalescing filter or other similar device to extract condensate from Gas prior to its delivery to the Receipt Point.

      9.4 BUYER'S RIGHT TO REFUSE GAS: Buyer shall have the right to refuse to accept delivery of any Gas failing to meet the quality requirements of this
Article IX. It is possible that Gas produced from some wells in the Field will not meet the quality standards required by this Article because of excess carbon dioxide or hydrogen sulfide. If Buyer refuses to

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accept that Gas, and if Sellers determine and the Engineer agrees that incurring the cost of conditioning the Gas to meet the quality standards would not be a prudent economic decision, that Gas shall no longer be subject to this Agreement.

                                    ARTICLE X
                    PRESSURE, MEASUREMENT, METERING, TESTING

      10.1 PRESSURE: Gas delivered under this Agreement shall be delivered at a pressure sufficient to enter Buyer's Pipeline System at the Receipt Point, but Sellers shall not be required to deliver to the Receipt Point at a pressure greater than 1050 PSIG.

      10.2 MEASUREMENT: Sellers, at their expense, shall provide at the Receipt Point continuous data showing production rate from the Field. Buyer shall own, maintain and operate, at Buyer's expense, measurement stations at or near the Receipt Point. Unless agreed otherwise, the Receipt Point measurement station shall consist of (a) standard measuring equipment conforming to the requirements of American Gas Association Gas Measurement Committee Reports now in effect or as amended or supplemented during the term of this Agreement, (b) appurtenant facilities, (c) hydrometers, and (d) data telemetry equipment. Sellers shall have access to the Receipt Point measurement station(s) at which Sellers tender Gas at reasonable hours, but Buyer will make all calibrations, measurements and adjustments.

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

      10.3 INACCURATE METERS: If a meter is out of service or registering inaccurately, the volumes of Gas delivered shall be estimated:

            a. by using the registration of the check meter or meters of Sellers, if installed, and accurately registering, or in the absence of (a),

            b. by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculations, or in the absence of both (a) and (b), then,

            c. by estimating the quantity of deliveries based on deliveries during comparable periods under similar conditions when the meter was registering accurately.

      10.4 TESTING: Buyer will test the accuracy of the measuring equipment at least once a Month. Buyer will give Sellers reasonable advance notice so that Sellers may conveniently witness the tests. If Sellers notify Buyer that they desire to test the accuracy of any measuring equipment, Buyer will test the accuracy of the measuring equipment promptly after notification. Sellers shall have the right to witness the calibrating, adjusting and testing of the measuring equipment. Buyer shall, on request, give its physical test and meter proving reports to Sellers. If there is a dispute about any measurement, the Parties shall conduct a joint test which shall be dispositive.

      10.5 CORRECTION: If any measuring equipment is found to be inaccurate by one percent (1%) or less, previous records of the equipment shall be considered accurate. If any measuring equipment is found to be inaccurate by more than one percent (1 %), any previous

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records of that equipment will be corrected to zero error for any period known definitely or agreed upon. If a period of inaccuracy is not definitely known or agreed upon, the correction shall be made for a period of one-half (1/2) of the time elapsed since the date of the last test. The correction shall fully settle all claims based on the inaccuracy. Any measuring equipment found by test to be inaccurate will be adjusted at once to measure accurately.

      10.6 RECORDS: Each Party shall preserve for a period of at least six (6) Years all test data, charts and other similar records for amounts of Gas purchased under this Agreement.

      10.7 STANDARDS: Gas volumes shall be determined as follows:

            a. The unit of volume measurement shall be one Standard Cubic Foot of Gas with correction for temperature and pressure deviation from the Ideal Gas Laws according to ANSI/API 2530 or AGA Report No. 8, as applicable.

            b. The average absolute atmospheric pressure shall be assumed to be fourteen and sixty-five hundredths (14.65) pounds per square inch, irrespective of actual elevation or location of the Receipt Point above sea level or variations in actual atmospheric pressure.

            c. The specific gravity of Gas shall be determined by the use of a spot test method or, if the parties later agree in writing, by the use of a recording gravitometer generally accepted in the industry. If a recording gravitometer is used, the arithmetic average of the specific gravity of Gas flowing through the meters shall be used in computing Gas

GAS SALES AGREEMENT
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
volumes. If a spot test method is used, the specific gravity of the Gas shall be determined at quarterly intervals, or more often if changes in specific gravity indicate that it is necessary. Any, test shall determine the specific gravity to be used in computation of volumes effective the first Day of the following Month and shall be used until changed by subsequent test.

            d. The temperature of Gas shall be determined by a recording thermometer so installed that it will record the temperature of the Gas flowing through the meters. The average of the recorded temperatures to the nearest one degree Fahrenheit (1 degrees F.) obtained while Gas is being delivered shall be used in computing measurements for that Day.

      10.8 CHECK METERS: Sellers shall have the right to operate and maintain check meters and other test equipment and devices at its expense.

                                   ARTICLE XI
                          BILLING, PAYMENT AND RECORDS

      11.1 BILLING: Each Seller shall provide Buyer on or before the second
(2nd) business day of each Month a statement showing its share of the total volume of Gas produced from the Field during the preceding Month. On or before the tenth (10th) Day of each Month, Buyer shall furnish to Sellers a statement showing the total volume of Gas delivered during the preceding Month. By the fifteenth (15th) Day of each Month, each Seller shall give Buyer an invoice showing the cost of the Gas (i.e., the Price times the total volume), the transportation fee for the Gas (at $0.15 per Mcf), and Production Taxes due under Article VI.

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

Buyer shall make payment to each Seller by check or wire transfer on or before the twenty-fifth (25th) Day of each Month. Should Buyer's payment be different than the invoice amount, Buyer will provide sufficient detail to support the adjustments made by Buyer to the invoice amount. The Parties shall cooperate to resolve any disputed amount in a timely manner. Buyer may, without prejudice to any claim or right, pay any disputed amount and must pay any undisputed amount.

      11.2 RECORDS: Each Party shall have the right to inspect the files, books and records of any other Party that pertain to this Agreement Inspections shall be conducted during regular business hours after reasonable notice. Adjustments for any over or under payments shall be made promptly upon determination. All billings shall be conclusively presumed final and accurate unless objected to in writing within two (2) Years after the end of the Year in which the Gas was delivered. The obligations to make payment for Gas received and to balance the over and under deliveries, if any, to zero shall survive the termination or cancellation of this Agreement.

      11.3 INTEREST: Any amount not paid when due (or any overpayment) shall accrue interest daily at the prime rate charged by the First National Bank of Anchorage or its successor (but not to exceed the maximum rate permitted by law).

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

                                   ARTICLE XII
                                  RCA APPROVAL

      12.1 TIMELINE: This Agreement must be approved by the RCA before Buyer purchases Gas. Buyer will submit this Agreement to the RCA within thirty
(30)days of the effective date of Agreement. Buyer will, at its expense, proceed diligently, using its best efforts to obtain RCA approval. Buyer will give Sellers copies of all pleadings and will keep Sellers informed about the status of the RCA proceedings. Sellers will cooperate with and assist Buyer in Buyer's efforts to obtain RCA approval.

      12.2 APPROVAL: This Agreement shall be deemed approved when the RCA issues an order, not subject to further appeal, finding that all costs of purchasing the Gas are fully recoverable in the rates of ENSTAR.

      12.3 TERMINATION: If the RCA does not approve all the terms of this Agreement or if it imposes terms and conditions unacceptable to Buyer or either Seller, Buyer, Anadarko, or Phillips may terminate the Agreement by giving notice of termination within thirty (30) Days of the date the RCA's order is served. If the RCA has not approved this Agreement by May 1, 2001, any Party may terminate the Agreement after thirty (30) Days notice.

                                  ARTICLE XIII
                                  BOILER PLATE

      13.1 FORCE MAJEURE:

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            a. Non-Performance: No Party shall be responsible for any loss or damage to another Party resulting from any delay in performing or failure to perform any obligation under this Agreement (other than Buyer's obligation to make payments due and owing under this Agreement) if the failure or delay is caused by a Force Majeure Event.

            b. Force Majeure Event: "Force Majeure Event" means any event that directly or indirectly renders a Party unable, wholly or in part, to perform or comply with any obligation, covenant or condition in this Agreement if the event, or the adverse effects of the event, is outside of the control of, and could not have been prevented by, the affected Party with reasonable foresight, at reasonable cost, and by the exercise of reasonable diligence in good faith, and is not attributable to the negligence or willful misconduct of the affected Party. Force Majeure Events include the following events (to the extent they otherwise satisfy the definition):

                  i. act of God, fire, lightning, landslide, earthquake, storm, hurricane, hurricane warning, flood, high water, washout, explosion, or well blowout;

                  ii. strike, lockout, or other industrial disturbance, act of the public enemy, war, military operation, blockade, insurrection, riot, epidemic, arrest or restraint by government of people, terrorist act, civil disturbance, or national emergency;

                  iii. the inability of the affected Party to acquire, or the delay on the part of the affected Party in acquiring materials, supplies, machinery, equipment, servitudes,

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

right-of-way grants, easements, permits or licenses, approvals, or authorizations by regulatory bodies or oil and gas lessors needed to enable the Party to perform;

                  iv. breakage of or accident to machinery, equipment, facilities, or lines of pipe, and the repair, maintenance, improvement, replacement, test, or alteration to the machinery, equipment, facilities, or lines of pipe, and the freezing of a well or line of pipe, well blowout, or the partial or entire failure of a Gas well; or

                  v. act, order, or requisition of any governmental agency or acting governmental authority, or any governmental proration, regulation, or priority.

            c. Notice and Remedv: The Party claiming the excuse of Section 13.1
(a) shall:

                  i. notify the other Parties of the Force Majeure Event within a reasonable time after its occurrence, giving reasonably full particulars and its best estimate of the time required to remedy the Force Majeure Event;

                  ii. keep the other Parties informed of all significant developments;

                  iii. exercise diligence in good faith to remedy the Force Majeure Event and resume full performance under this Agreement as soon as reasonably practicable (except that the settlement of strikes, lockouts, or other labor disputes or the restoration of a failed Gas well shall be entirely within the discretion of the affected Party); and

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

                  iv. if the Party claiming the Force Majeure Event estimates that the Force Majeure Event will not be remedied for twelve (12) months or more, any other Party may terminate this Agreement on sixty (60) Days notice.

      13.2 BINDING ON SUCCESSORS: This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of the Parties. No Party may assign its obligations without first obtaining the written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that no consent shall be required in the event that all or substantially all of the assets of a Party are acquired by another person or in the event that a Party is merged, consolidated or reorganized with another person; further provided, however, that in the event of an acquisition, merger, reorganization, stock transfer, corporate restructuring or consolidation, the surviving entity shall assume the obligations and benefits of this Agreement. Nothing contained in this Section shall in any way prevent any Party from pledging or mortgaging its rights under the Agreement as security for its indebtedness.

      13.3 RESTRICTIONS ON TRANSFERS BY SELLERS: Anadarko or Phillips shall not assign or sublease any lease which is used to supply Gas under this Agreement unless the assignee or sublessee ratifies and joins in this Agreement as a party seller by executing an instrument describing the lease and dedicating the Gas to the performance of this Agreement.

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

      13.4 EASEMENT AND RIGHTS-OF-WAY: Sellers and Buyer, at no expense to the other, grant and assign to each other all necessary easements and rights-of-way for the construction of pipelines or other facilities necessary or convenient for the delivery or receipt of Gas.

      13.5 GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Alaska, excluding its rules of conflicts of laws which would refer it to the laws of another jurisdiction. The Parties agree that any judicial proceeding shall be brought in the state courts for the State of Alaska in Anchorage.

      13.6 AGREEMENT NOT TO BE CONSTRUED AGAINST ANY PARTY AS DRAFTER: The Parties recognize that this Agreement is the product of the joint efforts of the Parties and agree that it shall not be construed against any Party as drafter.

      13.7 NOTICES: All notices, consents, requests, demands, instructions, approvals and other communications permitted or required shall be made in writing by two of the following methods: (a) personally delivered, (b) delivered and confirmed by facsimile transmission, (c) delivered by Federal Express, DHL or other reputable overnight courier delivery service, (d) e-mail, or (e) deposited in the United States mail, first class, postage prepaid, certified or registered, return receipt requested, addressed as follows:

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

      If to Phillips:

            For Gas Sales and Scheduling:

                  Attention: Cook Inlet Gas Marketing
                  Address:   P.O. Box 100360
                             Anchorage, AK 99510-0360
                  Telephone: (907)265-1686
                  Facsimile: (907)263-4994

            For Payments:

                  Attention: Accounting Specialist
                  Address:   P.O. Box 196598
                             Anchorage, AK 99519-6598
                  Telephone: (907) 265-6046
                  Facsimile: (907) 263-4988

            For All Other Notices:

                  Attention: Cook Inlet Asset Manager
                  Address:   P.O. Box 100360
                             Anchorage, AK 99510-0360
                  Telephone: (907) 265-4511
                  Facsimile: (907) 263-4035

      If to Anadarko:

            For Gas Sales and Scheduling:

                  Attention: Project Manager - Development Alaska
                  Address:   3201 C Street, Suite 603
                             Anchorage, AK 99510-0360
                  Telephone: (907) 563-9519
                  Facsimile: (907) 563-9479

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

            For Payments:

                  Attention: Mellon Bank, Pittsburgh, PA
                             ABA No. 043-000-261
                             SWIFT - MELN US 3P
                             Anadarko Petroleum Account No. 1862921

            For All Other Notices:

                  Attention: Manager - Trading and Operations

                  Address:   Physical: 17001 North chase Drive
                                        Houston, TX 77060
                             Mailing:   P.O. Box 1330
                                        Houston, TX 77251-1330
                  Telephone: (281) 875-1101
                  Facsimile: (281) 876-8663

      If to Buyer:

            For Gas Sales and Scheduling:

                  Attention: Vice President, Finance and Rates
                  Address:   Physical: 3000 Spenard Road
                                       Anchorage, AK 99503
                             Mailing:  P.O. Box 190288
                                       Anchorage, AK  99519
                  Telephone: (907) 264-3661
                  Facsimile: (907) 264-3671

            For Payments:

                  Attention: General Accounting Manager
                  Address:   Physical:  3000 Spenard Road
                                        Anchorage, AK 99503
                             Mailing:   P.O. Box 190288
                                        Anchorage, AK 99519
                  Telephone: (907) 264-3628
                  Facsimile: (907) 272-3403

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

            Day-to-Day Operations and Scheduling:

                  Attention: Gas Control
                  Address:   Physical: 3000 Spenard Road
                                       Anchorage, AK 99503
                             Mailing:  P.O. Box 190288
                                       Anchorage, AK 99519
                  Telephone: (907) 264-3788
                  Facsimile: (907) 264-3779

            For All Other Notices:

                  Attention: Vice President, Finance and Rates
                  Address:   Physical: 3000 Spenard Road
                                       Anchorage, AK 99503
                             Mailing:  P.O. Box 190288
                                       Anchorage, AK 99519
                  Telephone: (907) 264-3661
                  Facsimile: (907) 264-3671

or to any other place within the United States of America designated in writing. All notices given by personal delivery, overnight courier, or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by facsimile shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business Day after receipt if received after the recipient's normal business hours.

      13.8 ENTIRE AGREEMENT: This Agreement constitutes the entire agreement and understanding between the Parties about the subject matter of this transaction and all prior agreements, understandings and representations, whether oral or written, about this subject

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

matter are merged into and superseded by this written Agreement. No amendment to this Agreement shall be binding on any Party until reduced to writing and signed by the Parties.

      13.9 HEADINGS: The headings throughout this Agreement are for reference purposes only and shall not be construed or considered in interpreting the terms and provisions of this Agreement.

      13.10 NO INCIDENTAL OR CONSEQUENTIAL DAMAGES: Neither Party shall have any liability to the other for incidental or consequential damages resulting from or arising out of this Agreement.

      13.11 TERMINATION EVENTS:

            a. Termination Event Defined: Each of the following events is a Termination Event: (i)any Party makes an assignment or general arrangement for the benefit of creditors; (ii) any Party defaults in its payment obligations under this Agreement; (iii) any Party commences, authorizes, or acquiesces in the commencement of a proceeding under any bankruptcy, insolvency, or similar law, or has such a proceeding commenced against it; or (iv) any Party or any Party's parent company becomes bankrupt or insolvent, or is unable to pay its debts when due.

            b. Cure Period: If a Termination Event described in(ii)or(iv) occurs, any non-defaulting Party may give notice to the defaulting Party specifying the default. The defaulting Party shall have sixty (60) Days from the notice to cure. If the default is not cured

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within sixty (60) Days, any non-defaulting Party has the right to withhold or suspend deliveries or payment, or terminate this Agreement. If any other Termination Event occurs, any, non-defaulting Party has the right immediately to withhold or suspend deliveries or payment, or terminate this Agreement. The right to terminate is limited by Section 13.13.

          c. Reservations: Each Party reserves all rights, set-offs, counterclaims, and other defenses to which it is entitled under this Agreement.

      13.12 SEVERAL, NOT JOINT, LIABILITY: The rights, duties, obligations, and liabilities of Phillips and Anadarko shall be several and not joint or collective, and each Seller shall be responsible only for its obligations under this Agreement. The Sellers do not intend to create, and this Agreement shall not be construed as creating, any type of partnership or association which would make the Sellers liable as partners. This Agreement was drafted as one document for the convenience of the Parties. This Agreement shall be construed as two separate and distinct obligations between (i) Buyer and Phillips and (ii) Buyer and Anadarko.

      13.13 LIMITATION ON RIGHT TO TERMINATE: One Seller cannot terminate this Agreement or suspend or withhold performance to Buyer because of a default by the other Seller or a default under Section 13.11(a)(iv) by a Seller's parent company. If this Agreement is terminated under Section 13.11 by one Seller but not the other, the remaining

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Seller and the Buyer may continue the Agreement at whatever Deliverability and
Annual Purchase Obligation levels they find acceptable or either may terminate the Agreement.

      13.14 WAIVER: No failure or delay by any Party in exercising any right under this Agreement shall operate as a waiver of that right, nor shall any partial exercise of a right preclude any further exercise of that or any other right. The rights shall be cumulative and not exclude any rights or remedies provided by law.

      13.15 MULTIPLE ORIGINALS: Each copy of this Agreement which is properly signed by all Parties shall be deemed an original.

      13.16 FEES AND COSTS: In the event of any action, or any judicial or arbitration proceeding to resolve any dispute under this Agreement, or to enforce any term of this Agreement, or to protect or preserve any rights under this Agreement, the prevailing party shall be entitled to an award of costs and actual reasonable attorney fees incurred. In the event of any bankruptcy proceeding, including relief from stay, assumption or rejection of executory contracts or transfer avoidance, the debtor in bankruptcy shall pay all costs and actual reasonable attorney fees incurred by the non-debtor Parties, which payment shall be necessary to the cure of all defaults under this Agreement.

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

      13.17 AUTHORITY TO SIGN: Each person signing this Agreement warrants that he or she has authority to sign the Agreement.

ALASKA PIPELINE COMPANY                 ANADARKO PETROLEUM CORPORATION

By /s/ Daniel M. Dieckgraeff            By /s/ R. J. Shaffer
   --------------------------------        ---------------------------
Its:  Daniel M.  Dieckgraeff            Its:
      Vice President, Rates  &  Finance
Date: 5-16-2000                         Date: 04-28-00

                                        PHILLIPS ALASKA, INC.

                                        By /s/ J. O. Leonard
                                           ---------------------------
                                        Its: VP, GKA and Cook Inlet

                                        date: 05-15-00

GAS SALES AGREEMENT
Page 40

                                    EXHIBIT A

                  TO THE GAS SALES AGREEMENT BETWEEN AND AMONG
                    ANADARKO PETROLEUM CORPORATION, PHILLIPS
                    ALASKA, INC., AND ALASKA PIPELINE COMPANY

      ALASKA PIPELINE COMPANY'S EXISTING COMMITMENTS

1. Agreement between Shell Oil Company and Alaska Pipeline Company dated December 20, 1982.

      a. Letter Agreement dated May 24, 1983 amending Agreement between Shell Oil Company and Alaska Pipeline Company dated December 20, 1982,

      b. Agreement between Shell Western E & P, Inc. and Alaska Pipeline Company dated January 26, 1988 amending Agreement between Shell Oil Company and Alaska Pipeline Company dated December 20, 1982.

      c. Partial assignment of Agreement between Shell Oil Company and Alaska Pipeline Company dated December 20, 1982, as amended, from Shell Western E & P, Inc. to ARCO Alaska, Inc. effective October 1, 1989.

      d. Agreement between Alaska Pipeline Company and Shell Western E & P, Inc. dated November 15, 1991, to amend a retained interest in the Agreement between Shell Oil Company and Alaska Pipeline Company dated December 20, 1982, as amended.

      e. Agreement between ARCO Alaska, Inc. and Alaska Pipeline Company dated November 15, 1991, to amend an assigned interest in the Agreement between Shell Oil Company and Alaska Pipeline Company, dated December 20, 1982, as amended.

      f. Partial assignment of Agreement between Shell Oil Company and Alaska Pipeline Company dated December 20, 1982, as amended, from Shell Western E & P, Inc. to Chevron U.S.A., Inc. effective January 1, 1993.

GAS SALES AGREEMENT
Page 41

                                    EXHIBIT A
                               Page 1 of 2 pages

      g. Assignment of the retained interest in the Agreement between Shell Oil Company and Alaska Pipeline Company dated December 20, 1982, as amended, from Shell Western E & P, Inc. to the Municipality of Anchorage d/b/a Municipal Light & Power effective September 1, 1996.

2. Agreement between Phillips Petroleum Company and Alaska Pipeline Company dated November 26, 1984.

      a. Amendment dated May 29, 1986 to Agreement between Phillips Petroleum Company and Alaska Pipeline Company dated November 26, 1984.

3. Agreement between Marathon Oil Company and Alaska Pipeline Company dated May 1, 1988.

      a. Amendment dated December 20, 1989 to the Agreement between Marathon Oil Company and Alaska Pipeline Company dated May 1, 1988.

      b. Amendment dated November 19, 1991 to the Agreement between Marathon Oil Company and Alaska Pipeline Company dated May 1, 1988.

GAS SALES AGREEMENT
Page 42

                                    EXHIBIT A
                                Page 2 of 2 pages

                                    EXHIBIT B

                  TO THE GAS SALES AGREEMENT BETWEEN AND AMONG
           ANADARKO PETROLEUM CORPORATION, PHILLIPS ALASKA, INC., AND
                             ALASKA PIPELINE COMPANY

                          QUANTITY CALCULATION EXAMPLES

This Exhibit contains examples of quantity calculations under Article III of the Agreement. When computing the Annual Purchase Obligation (which will be stated in Bcf), the calculations will be rounded to two decimal places. Intermediate calculations will also be rounded to two decimal places and carried through the calculation. Instructions for rounding are as follows:

   If the value of the digits following      To round, drop all of the digits
   the second decimal place is:              after the second decimal place and:

   Greater than .005                         Add .01.
   Less than .005                            Do nothing.
   Equals .005                               Do nothing if the digit in the
                                             second decimal place is even. If
                                             the digit in the second decimal
                                             place odd, add .01.

            Examples:

            19.16514         rounds to 19.17
            25.4721          rounds to 25.47
            19.145000        rounds to 19.14
            12.215000        rounds to 12.22

GAS SALES AGREEMENT
Paae 43

                                    EXHIBIT B
                               Page 1 of 6 pages

      1. Example 1 - Assume that on February 1, 2002, Sellers have provided a Production Schedule (in accordance with Article 3.3.2) that includes the following information:

                  ANADARKO         PHILLIPS          TOTAL
               DELIVERABILITY   DELIVERABILITY   DELIVERABILITY
   YEAR         (IN MMCF/DAY)    (IN MMCF/DAY)    (IN MMCF/DAY)
   2002             12.5             12.5              25
   2003             22.5             22.5              45
   2004             22.5             22.5              45
   2005             22.5             22.5              45
   2006             22.5             22.5              45
   2007             22.5             22.5              45
   2008             22.5             22.5              45
   2009             22.5             22.5              45
   2010             22.5             22.5              45
   2011             22.5             22.5              45
   2012             22.5             22.5              45
   2013             20               20                40
   2014             20               20                40
   2015             20               20                40
   2016             20               20                40

      Article 3.3 provides that the Annual Purchase Obligation is determined by the Deliverability. Annual Purchase Obligation and Deliverability for 2002 and 2003 will be Unmet Requirements in accordance with Article 3.1.1. For each Year from 2004 through the end of 2016, the Annual Purchase Obligation shall equal (in accordance with Article 3.3) the Deliverability available from the Field for each Year (expressed in MMcfs per Day) divided by the Swing Rate (2.5) multiplied by the number of days in the year (365), and divided by 1000 Mcfper Bcf. The Annual Purchase Obligation for 2004 would be calculated as follows:

      Annual Purchase Obligation = Deliverability / Swing Rate x Days per Year / 1000 MMcf per Bcf

GAS SALES AGREEMENT
Page 44

                                    EXHIBIT B
                               Page 2 of 6 pages

      Annual Purchase Obligation = (45 MMcf / 2.5) x 365 / 1000 = 18 x 365 /
            1000 = 6,570/1000 = 6.57 Bcf
      Given the Deliverability provided above, the Annual Purchase Obligation for the

February 1, 2002 Production Schedule in this example would be:

                 ANADARKO        PHILLIPS           TOTAL        ANNUAL PURCHASE
               DELIVERABILITY   DELIVERABILITY   DELIVERABILITY    OBLIGATION
  YEAR         (IN MMCF/DAY)    (IN MMCF/DAY)    (IN MMCF/DAY)      (IN BCF)
  2002             12.5             12.5              25              Unmet
                                                                   Requirements
  2003             22.5             22.5              45              Unmet
                                                                   Requirements
  2004             22.5             22.5              45              6.57
  2005             22.5             22.5              45              6.57
  2006             22.5             22.5              45              6.57
  2007             22.5             22.5              45              6.57
  2008             22.5             22.5              45              6.57
  2009             22.5             22.5              45              6.57
  2010             22.5             22.5              45              6.57
  2011             22.5             22.5              45              6.57
  2012             22.5             22.5              45              6.57
  2013             20               20                40              5.84
  2014             20               20                40              5.84
  2015             20               20                40              5.84
  2016             20               20                40              5.84

Assume further that the year is 2003 and Buyer's Requirements are 28,282,529 Mcf (28.282529 Bcf) and Existing Commitments are 22.2 Bcf for 2003. Buyer's Unmet Requirements for 2003 would be calculated as follows:

          Unmet Requirements =   Requirements - Existing Commitments

          Unmet Requirements =   28,282,529 Mcf - 22,200,000 Mcf

          Unmet Requirements =   6,082,529 Mcf = 2003 Unmet Requirements

GAS SALES AGREEMENT
Page 45

                                    EXHIBIT B
                                Page 3 of 6 pages

The Annual Purchase Obligation for 2003, in accordance with Article 3.1.1, would be Buyer's Unmet Requirements, 6,082,529 Mcf.

            To illustrate the balancing provision, assume that for the Year ended December 31, 2003, Buyer had actually taken 6,202,554 Mcf from Sellers and 22,079,975 Mcf from Existing Commitments. Buyer would have overtaken from Sellers (and undertaken from Existing Commitments) by 120,025 Mcf (Balancing
Gas). Under Article 3.4.3 120,025 Mcf would be deducted from the Annual Purchase Obligation for the following year, 2004. The 120,025 Mcf would also be priced at the 2004 Price.

      2. Example 2 - Assume all the information in Example 1 above, but for five days during 2003, Buyer's Unmet Requirements exceeded 45,000 Mcf per day (the amount available from Seller). Assume further that Sellers were unable to provide any volumes above 45,000 Mcf on those days and Buyer purchased a total of 25,342 Mcf from third parties to supply its customers. The 2003 Annual Purchase Obligation, calculated in accordance with Article 3.5, would be the 6,082,529 Mcf calculated in Example 1 above less the 25,342 Mcf or 6,057,187 Mcf.

      3. Example 3 - Assume all the information in Example 1 above, and that the year is 2005 and Buyer's Requirements are 29,053,226 Mcf (29.053226 Bcf) and Existing Commitments are 19.1 Bcf for 2005. Buyer's Unmet Requirements for 2005 would be calculated as follows:

GAS SALES AGREEMENT
Page 46

                                    EXHIBIT B
                               Page 4 of 6 pages

    Unmet Requirements   =   Requirements - Existing Commitments

    Unmet Requirements   =   29,053,226 Mcf - 19,100,000 Mcf

    Unmet Requirements   =   9,953,226 Mcf = 2005 Unmet Requirements

The Annual Purchase Obligation for 2005, in accordance with Article 3.1.1 would be the lesser of (i) Buyers Unmet Requirements, 9,953,226 Mcf, or (ii) the Annual Purchase Obligation for the Year (2005) from the February 1, 2002 Production Schedule, 6.57 Bcf (6,570,000 Mcf). For 2005, the Annual Purchase Obligation would be 6.57 Bcf (6,570,000 Mcf).

      4. Example 4 - Assume that in addition to the February 1, 2002 Production Schedule used in Example 1 above. Sellers have provided a revised Production Schedule on September 30, 2005 (in accordance with Article 3.3.3) that includes the following information:

   YEAR           ANADARKO         PHILLIPS         TOTAL        ANNUAL PURCHASE
               DELIVERABILITY   DELIVERABILITY   DELIVERABILITY    OBLIGATION
                (IN MMcf/DAY)    (IN MMcf/DAY)    (IN MMcf/DAY)     (IN Bcf)
  2006               22               22              44               6.42
  2007               22               22              44               6.42
  2008               22               22              44               6.42
  2009               22               22              44               6.42
  2010               22               22              44               6.42
  2011               20               18              38               5.55
  2012               15               10              25               3.65
  2013               10                5              15               2.19
  2014                5                0               5               0.73
  2015                0                0               0                  0
  2016                0                0               0                  0

GAS SALES AGREEMENT
Page 47

                                    EXHIBIT B
                               Page 5 of 6 pages

            a. In accordance with Article 3.3.3(b), Deliverability for any remaining year can not be reduced without 27 months notice. Therefore, the Deliverability and Annual Purchase Obligation for 2006 and 2007 would remain as provided in the February 1, 2002 Production Schedule (in this example, Deliverability of 45 MMcf/day and Annual Purchase Obligation of 6.57 Bcf for both 2006 and 2007).

            b. Assume further that the year is 2009 and Buyer's Requirements are 30,932,415 Mcf and Existing Commitments are 9,000,000 Mcf for 2009. Buyer's Unmet Requirements for 2009 would be calculated as follows:

     Unmet Requirements = Requirements - Existing Commitments

     Unmet Requirements = 30,932,415 Mcf - 9,000,000 Mcf

     Unmet Requirements = 21,932,415 Mcf = 2009 Unmet Requirements

The Annual Purchase Obligation for 2009, in accordance with Article 3.1.1 would be the lesser of (i) Buyers Unmet Requirements, 21,932,415 Mcf, or (ii) the Annual Purchase Obligation for the Year (2009) from the September 30, 2005 Production Schedule, 6.42 Bcf (6,420,000 Mcf). For 2009, the Annual Purchase Obligation would be 6.42 Bcf (6,420,000 Mcf).

            c. Note that in this example, the Agreement will terminate on January 1, 2015 (under the terms of Article V), as that is the first year that the Production Schedule shows Deliverability of zero.

GAS SALES AGREEMENT
Page 48

                                    EXHIBIT B
                               Page 6 of 6 pages

                                    EXHIBIT C

                  TO THE GAS SALES AGREEMENT BETWEEN AND AMONG
           ANADARKO PETROLEUM CORPORATION, PHILLIPS ALASKA, INC., AND
                             ALASKA PIPELINE COMPANY

                            PRICE CALCULATION EXAMPLE

      This Exhibit is an example of the basic Price calculation under Article IV of the Agreement.

      1. Rounding - Price calculations will be rounded to four decimal places. Intermediate calculations (e.g., calculation of an average price) will also be rounded to four decimal places and carried through the calculation. Instructions for rounding are as follows:

     If the value of the digits     To round, drop all of the digits after the
     following the fourth decimal   fourth decimal place and:
     place is:

     Greater than .00005            Add .0001.
     Less than .00005               Do nothing.
     Equals .00005                  Do nothing if the digit in the fourth
                                    decimal place is even. If the digit in the fourth decimal place odd, add .0001.
            Examples:

            19.1916514    rounds to 19.1917
            25.624721     rounds to 25.6247
            19.12145000   rounds to 19.1214
            12.76215000   rounds to 12.7622

GAS SALES AGREEMENT
Page 49

                                    EXHIBIT C
                               Page 1 of 2 pages

      2. Source - "GDPIPD" (the Gross Domestic Product Implicit Price Deflator) used in the calculation of "P" in Article 4.1 shall be that which is calculated and reported by the U.S. Department of Commerce, Economics and Statistics Administration, Bureau of Economic Analysis or its successor. The GDPIPD's employed shall be the "Final Revision" for the second quarter of each year.

      3. Price Calculation - This example assumes that the Price, or "P", is being calculated for 2003.

                - The Initial Price (IP) equals $2.75 per Mcf

                - Multiplied by [(1 plus the change in the GDPIPD from the quarter ended in June of 2001 to the quarter ended in June of the Year prior to the sale) divided by 2].

      In this example, the quarter ended in June of the Year prior to the sale would be the quarter ended June of 2002. To illustrate the calculation, assume the GDPIPD for the second quarter of 2002 is 120.69. The GDPIPD for the second quarter of 2001 was 112.62. The change is:

            120.69 = 1.0716568 . . .
            ------
            112.62

Rounded to four decimal places = 1.0717

      Price is:

            $2.75 x [( 1+1.0717)/2] = Price
            $2.75 x [2.0717/2] = Price
            $2.75 x 1.0358 = $2.8484

      Rounded to four decimal places = $2.8484 = Price

      GAS SALES AGREEMENT
      Page 50

                                    EXHIBIT C
                               Page 2 of 2 pages

                                    EXHIBIT D

                  TO THE GAS SALES AGREEMENT BETWEEN AND AMONG
           ANADARKO PETROLEUM CORPORATION, PHILLIPS ALASKA, INC., AND
                             ALASKA PIPELINE COMPANY

                                RECEIPT POINT(S)

1.    Beluga-Anchorage Pipeline

      a.    Beluga Connection
            At the upstream flange of the Buyer's meter at or near the inlet of the Buyer's Beluga-Anchorage pipeline located within the West 1/2, Southwest 1/4, of Section 26, Township 13 North, Range 10 West, Kenai Peninsula Borough, Seward Meridian,State of Alaska.

GAS SALES AGREEMENT
Page 51

                                    EXHIBIT D
                               Page 1 of 1 pages

                                    EXHIBIT E

                  TO THE GAS SALES AGREEMENT BETWEEN AND AMONG
           ANADARKO PETROLEUM CORPORATION, PHILLIPS ALASKA, INC., AND
                             ALASKA PIPELINE COMPANY

                                    THE FIELD

                                LEGAL DESCRIPTION

Seward Meridian, Township 11 North, Range 11 West:

      The following lands within U.S. Survey 1865:

            Sections 3-10 (protracted), all;
            Sections 15-19 (protracted)(fractional), all;

      and

      All tidelands and submerged lands within the following sections:

            Sections 15-22 (protracted).

Seward Meridian, Township 11 North, Range 12 West:

      The following lands within U.S. Survey 1865:

            Sections 1-2 (protracted), all;
            Section 3 (protracted) (fractional), all;
            Section 10 (protracted) (fractional), all;
            Sections 11-14 (protracted), all;
            Section 15 (protracted) (fractional), all;
            Section 22 (protracted) (fractional), all;
            Section 23 (protracted), all;
            Sections 24-27 (protracted) (fractional), all (not including any tidelands or submerged lands);

      and

      GAS SALES AGREEMENT
      Page 52

                                    EXHIBIT E
                               Page 1 of 4 pages

      The following lands outside U.S. Survey 1865:

            Tract A, comprising the following:

                  Section 3 (fractional), all;

                  Sections 4-9, all;

                  Section 10 (fractional), all;

                  Section 15 (fractional), all;

                  Sections 16-18, all;

                  Section 21, all;

                  Section 22 (fractional), all;

                  Section 27 (fractional), all (not including USS 1808, USS 4548
                        (Lot 1), USS 4548 (Lot 2), USS 3895, or any tidelands or submerged lands);

                  Section 28 (fractional), all (not including USS 3895, USS 4549
                        (Lot 1), USS 4549 (Lot 2), USS 4549 (Lot 3), USS 4549
                        (Lot 4), USS 4550, or any tidelands or submerged lands).

      and

      U.S. Survey 1808;
      U.S. Survey 3895;
      U.S. Survey 3895;
      U.S. Survey 4548 (Lots l and 2);
      U.S. Survey 4549 (Lots 1,2,3 and 4);
      U.S. Survey 4550.

Seward Meridian, Township 12 North, Range 11 West:

      The following lands outside U.S. Survey 1865:

            Tract A, comprising the following:

                  Sections 3 - 10, all;
                  Sections 15-18, all;
                  Section 19 (fractional), all;
                  Section 20 (fractional), all (not including USS 4547); Sections 21 - 22, all;
                  Sections 27-28 (fractional), all;
                  Section 29 (fractional), all (not including USS 4547);

GAS SALES AGREEMENT
Page 53

                                    EXHIBIT E
                               Page 2 of 4 pages
      and

            U.S. Survey 4547;

      and

      The following lands within U.S. Survey 1865:

                  Sections 19-20 (protracted) (fractional), all;
                  Sections 27-29 (protracted) (fractional), all;
                  Sections 30-34 (protracted), all.

Seward Meridian, Township 12 North, Range 12 West:

      The following lands outside U.S. Survey 1865:

            Tract A, comprising the following:

                        Sections 1-21, all;
                        Sections 22-24 (fractional), all;
                        Section 27 (fractional), all;
                        Sections 28-33, all;
                        Section 34 (fractional), all;

      and

      The following lands within U.S. Survey 1865:

                  Sections 22-24 (protracted) (fractional), all;
                  Sections 25-26 (protracted), all;
                  Section 27 (protracted) (fractional), all;
                  Section 34 (protracted) (fractional), all;
                  Sections 35-36 (protracted), all.

GAS SALES AGREEMENT
Page 54

                                    EXHIBIT E
                               Page 3 of 4 pages

Seward Meridian, Township 13 North, Range 1l West:

      The following lands within Tract A:

                  Section 13, SE4;
                  Sections 19-36, all (not including USS 3964);

      and

      The lands within U.S. Survey 3964 (Lots 1 and 2).

GAS SALES AGREEMENT
Page 55

                                    EXHIBIT E
                                Page 4 of 4 pages

[PROSPECT AREA MAP]

                                   Exhibit E
                            Moquawkie Prospect Area
                                as of April 2000
                                     Page 5